1 Issuer Free Writing Prospectus Dated April 5, 2013 Filed Pursuant to Rule 433 Registration No. 333 - 185470

2 Free Writing Prospectus Statement Micronet Enertec Technologies, Inc. (“ Micronet Enertec ”, “we”, “our” or the “Company”) has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . The preliminary prospectus, dated March 19, 2013, is available on the SEC Web site at: http://www.sec.gov/Archives/edgar/data/854800/000114420413016212/v338605_s1a. htm . Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212 - 813 - 1010 or e - mail: prospectus@aegiscap.com.

Forward - Looking Statements 3 This presentation contains forward - looking statements . All statements other than statements of historical facts contained in this presentation, including statements regarding Micronet Enertec’s future results of operations and financial position, financial targets, business strategy, plans and objectives for future operations, are forward - looking statements . The Company has based these forward - looking statements largely on its current estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs as of the date of this presentation . These forward - looking statements are subject to a number of risks, uncertainties and assumptions . Moreover, the Company operates in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for Company management to predict all risks, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements the Company may make . In light of these risks, uncertainties and assumptions, the forward - looking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . More detailed information about the risk factors affecting the Company’s performance is available under the heading “Risk Factors” in the Company’s preliminary prospectus and filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website, www . sec . gov . Readers are cautioned not to place undue reliance on these forward - looking statements, which reflect management’s analyses only as of the date hereof . The Company neither intends to, nor assumes any obligation to, update or revise these forward - looking statements in light of developments that differ from those anticipated .

Statement on Pro Forma Financials The pro forma condensed consolidated financial information included in this prospectus is constructed from the separate financial statements of the Company and Micronet Ltd . (“ Micronet ”), in which the Company has a controlling interest, and may not represent the financial information that would result from operations of the combined companies . In addition, the pro forma condensed consolidated financial information included in this free - writing prospectus is based in part on certain assumptions that we believe are reasonable . We cannot assure you that our assumptions will prove to be accurate over time . Accordingly, the historical and pro forma condensed consolidated financial information included in this free - writing prospectus may not reflect what the Company’s results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future . The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult . Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies . 4

Offering Details 5 Issuer Micronet Enertec Technologies, Inc. Proposed Listing/Ticker OTCQB: LPSTD; Applied to list on Nasdaq under the symbols MICT & MICTW Offering Size Approximately $10 million (15% over - allotment) Securities Offered Common Stock & Warrants Use of Proceeds Expand sales and marketing efforts, increase product offerings and working capital, exercise call options on additional Micronet shares in controlled entity, repay debt , fund potential acquisitions and general corporate purposes Sole Bookrunner Aegis Capital Corp.

Micronet Enertec Technologies, Inc. 6 • Delaware corporation established in 2002 • We develop, manufacture and market sophisticated mobile ruggedized computers, tablets and equipment which are embedded and integrated in commercial applications such as Mobile Resource Management ( MRM) / Fleet Management (FM) and in critical Military Systems • We own: (1) 100% of Enertec Systems, our Aerospace/Defense arm (2) A controlling interest of Micronet Ltd, our MRM arm • Headquartered in New Jersey, with R&D and operational subsidiaries in Israel, a joint venture in India (1) as well as a sales presence in the United Kingdom • 190 employees (including 60 engineers) (1) Subject to Indian governmental approval

Experienced Management Team 7 David Lucatz – Chairman of the Board and CEO • 25 years’ experience with a successful track record in operations, finance, business development and management, including: • Co - owner of ITL Optronics Ltd., an advanced electronics supplier to the defense and security industries, listed on the Tel Aviv Stock Exchange • CEO of Taliplast , a leading manufacturer of Plastic products • EVP of Securitas, a public finance investments group Shlomo Shalev – Chairman of Micronet (Israel) and Head of MRM activities • 20 years’ experience in the management and growth of diversified industries • Former Chairman of NetfromX , which led a successful sale of the company • EVP Ampal ( Nasdaq : AMPL), a diversified holding company • Israel’s Economic Consul in the U.S. Northwestern Region Tali Dinar – Chief Financial Officer • 15 years’ experience managing financial operations in the homeland and defense industries • Former Manager at Kost Forer Gabbay & Kaiserer , a member of Ernst & Young Global • A former Chief Controller of GCST, a major Global Homeland Security Group, and ITL Optronics , a Public Defense Group

Micronet Acquisition 8 • On September 7, 2012, we acquired 47.5% of the ordinary shares of Micronet • The shares were acquired from the controlling shareholders of Micronet • The transaction includes two call options: • Through August 7, 2013, the ability to purchase up to an additional 5.5% of Micronet • From September 7, 2013 to June 7, 2014, the ability to acquire up to an additional 6.6% of Micronet • The sellers were granted a put option to cause the sale of an additional 5.7% of Micronet , which will be exercisable between September 7, 2013 and July 7, 2014

Revenue Performance 9 Consolidated Pro Forma GAAP Micronet Enertec $22,691 $37,492 $0 $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 $35,000 $40,000 2011 2012 Revenue (000) $10,146 $17,788 $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 $16,000 $18,000 $20,000 2011 2012 Revenue (000)

$1,359 $5,417 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 2011 2012 Net Income (000) ($82) $2,840 ($500) $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 2011 2012 Net Income (000) Net Income (1) Performance 10 Consolidated Pro Forma GAAP Micronet Enertec (1) Net income attributable to Micronet Enertec

2012 Revenue (1) Breakdown 11 Revenue by Segment Revenue by Geography (1) Consolidated Pro Forma

Portable Rugged Tablet Computers 12 Our mobile fleet management computers help to maximize productivity , manage assets, reduce costs, retain drivers and improve safety on the road • We provide robust programmable automotive/heavy equipment - grade mobile computers • We supply top - tier fleet management service companies • We design, develop and manufacture in - house, taking advantage of Israel’s highly skilled, high - tech engineers and capabilities

Mounted Rugged Tablet Computers 13 Our computers and tablets are built to withstand wide temperature ranges, vibrations and shock, and endure rough working conditions

MRM Applications 14 • Driver Management - Driver ID, time cards , hours of service/fatigue management , logistics , schedules • Two - Way Messaging and Dynamic Dispatching – Pick - up/delivery , maintenance/ field services , taxi/ para - transit • Status Reporting - Arrival , start , end , delay , completion, help • Detailed Form - Based Reporting - Deliveries , pick - ups , repair s ervices , inventory control , billing • Transactional Activities - Proof of delivery , collection , payments , invoicing Key Worker/Workflow Applications

MRM Sectors 15 • Trucking & Distribution – Long haul , short haul , local • Construction – Cement trucks , aggregate , heavy equipment • Mining & Shale – Transportation systems • Technical Services – Repair and maintenance t echnicians • Public Transportation – Buses, schools , para - transit , taxis • Municipalities & Utilities – Waste management , field workers • Public Safety – Police, fire , ambulances , forestry Mobile Unit & Tablet Sectors

Global MRM Market 16 • 13.8 million subscribers as of December 2012 • Expected to grow to 32 million in 2016 • 700,000 companies using MRM today - 5,000,000 10,000,000 15,000,000 20,000,000 25,000,000 30,000,000 35,000,000 2010 2011 2012E 2013P 2014P 2015P 2016P MRM Subscribers Sources: C.J. Driscoll & Associates and Licht & Associates, 2012

- 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 7,000,000 8,000,000 9,000,000 10,000,000 2011 2012E 2013P 2014P 2015P MRM Subscribers Heavy Equipment Monitoring Trailer/Container Monitoring Systems Installed Units - Long Haul Trucking GPS - Capable Cell Phones/Smartphones/Tablets Installed Units - Local Fleet Market U.S. MRM Market 17 U.S. MRM market today has more than 5 million units in service • Total U.S. MRM market projected to grow to 9 million units in service by 2015 • 300,000+ companies using MRM systems and services Source: C.J. Driscoll & Associates Every million units represent a $400 million revenue opportunity for Micronet

Vertical 2012 Subscribers 2015 Subscribers New Subscriber Growth Replacement Units (1) Total New Units Total Units Relevant to Micronet (2) Local Fleet 2,900,000 4,550,000 1,650,000 2,400,000 4,050,000 1,350,000 GPS iPhones 1,230,000 1,800,000 570,000 966,000 1,536,000 - Long Haul 700,000 1,200,000 500,000 620,000 1,120,000 1,120,000 Trailers/Containers 670,000 950,000 280,000 514,000 794,000 - Heavy Equipment 200,000 500,000 300,000 240,000 540,000 540,000 Total 5,700,000 9,000,000 3,300,000 4,740,000 8,040,000 3,010,000 U.S. MRM Growth Analysis 18 • The U.S. is approximately 40% of the global MRM market • Micronet has already penetrated and sells to major integrators and is positioned to take a significant share in the U.S. and globally 3 - year potential of 3 million units @ $ 400/unit = $ 1.2 billion in relevant U.S. revenue opportunity (2013 - 2015) Sources: Micronet and C.J. Driscoll & Associates (1) Approximately 20% of installed units are replaced annually (2) Assumes that 33% of Local Fleet applications are relevant to Micronet

Fleet Management Customers 19 Trimble Inc. (NASDAQ: TRMB) : An $ 7 billion market cap corporation, the second largest provider of FM and MRM solutions with 370 , 000 installed units Teletrac Inc .: A provider of advanced and interactive fleet automation software based in California. Teletrac provides solutions to more than 20 , 000 fleets with 200 , 000 vehicles Imarda Ltd : A provider of fleet management solutions based in Australia and New Zealand Belgravium Technologies PLC (AIM: BVM ) : A market leader in enterprise mobile computing solutions with an installed global product base of over 300 , 000 terminals

Military Systems 20 Micronet Enertec military computers and equipment are embedded in the core of electronic platforms, including: missiles , tanks, combat aircraft, drones, missile boats, submarines , command and control systems Command & Tracking Systems Naval Communications Systems Operations Consoles for Weapon Systems Ground Command Systems Naval Control Systems

Critical Missile Defense Technologies 21 Micronet Enertec Computers and Equipment are Integrated into Critical Missile Defense Systems Our systems and technology are embedded in the Arrow and Iron Dome missile programs as well as in naval platforms

MICRONET ENERTEC TECHNOLOGIES, INC

Missile Defense Market

"Israel continues to develop an increasingly sophisticated array of missile defense systems to counter the threats posed by their neighbors."

-Marcin Andrzej Piotrowski for Polish Institute of International Affairs
-3/1/2013

http://www.isn.ethz.ch/isn/Digital-Library/Articles/Detail/?id=160559

"Short-range missiles fired by Hamas at Israel's major cities last month and the potential long-range threat of the rocket North Korea launched this week are suddenly sharpening interest in capitals around the world over a new generation of missile defense systems that can defend against hostile neighbors."

-Cristina Silva & Seth Robson, Stars and Stripes
-12/14/2012

http://www.stripes.com/news/technology-enabling-us-to-build-improved-missile-defense-systems-1.200676

22

International Markets for Missile Defense 23 Growing Demand Worldwide Boeing, Israel Aerospace Industries’ Arrow 3 Interceptor Successfully Completes 1 st Flight Test “This successful test underscores the effectiveness of the decade - long cooperative relationship we have forged with IAI on the Arrow program and other international missile defense initiatives.” - Jim Chilton, Boeing VP and GM of Strategic Missile & Defense Systems - 2/25/13 http://www.militaryaerospace.com/news/2013/02/26/boeing - israel - aerospace - industries - arrow - 3 - interceptor - successfully - completes - 1st - flight - test - nl - lau.html International marketing is conducted by Boeing and Israel Aerospace Industries

Missile Defense Customers 24 Israel Aerospace Industries (IAI): With annual revenues of over $3 billion, IAI is the largest aerospace and defense company and the largest industrial exporter in Israel. Globally recognized leader in development and production of military and commercial aerospace and defense systems Rafael Advanced Defense Systems Ltd : A $1.8 billion revenue defense corporation involved in all critical projects used by the Israeli defense forces and many foreign ones Elbit Systems Ltd. (NASDAQ and TASE:ESLT): A $3 billion revenue defense contractor with operations in Israel and the U.S.

Growth Strategy 25 Organic Growth : • Our goal is to become the standard in the U.S. with a potential market of 3 million MRM/FM units in the next three years • Aggressively increase our market share in non - U.S. markets such as Europe • Add recurring revenue components to our revenue stream in all markets • Continue to benefit from the growing demand for sophisticated military defense systems worldwide, especially outside Israel • Significantly grow (through our joint venture, pending government approval) Indian defense business using the offset program Growth through M&A: • Seek acquisition targets in the U.S. to further vertical integration • Seek acquisition targets in Europe to expand our sales and marketing network Growing sales while maintaining our focus on profitability and cash flow

For the year ended December 31, Pro Forma 2012 2012 2011 (in thousands, except share and per share amounts) Consolidated Statement of Operations Data: Revenue 37,492$ 17,788$ 10,146$ Cost of revenue 25,785 13,790 6,297 Gross profit 11,707 3,998 3,849 Operating Expenses 7,670 4,323 1,956 Income (loss) from operations (1) 4,037 (325) 1,893 Other (loss) income 266 4,893 (534) Net income 4,303$ 4,568$ 1,359$ Net income attributable to Micronet Enertec 2,840$ 5,417$ 1,359$ Income per share attributable to Micronet Enertec, basic 0.88$ 1.67$ 0.21$ Weighted average number of common shares outstanding, basic 3,241,500 3,241,500 3,241,500 Summary Financial Data 26 (1) For 2012, the loss of $325 includes $1,171 of inventory amortization and $551 of intangible asset amortization, if exclu ded , income from operations would have been $1,397

Summary Balance Sheet 27 Pro Forma December 31, 2012 - ($000’s) Assets Liabilities Current Assets Current Liabilities Cash, cash equivalents & marketable securities 13,794$ Short-term and current portion of long-term debt (1) 6,360$ Accounts Reveivables 11,853 Account Payables 8,121 Inventories 7,392 Other current 73 Other current 945 Total current assets 33,984$ Total current liabilities 14,554$ Property and equipment, net 2,269 Long-term debt and others (1) 5,311 Intangible assets and others, net 1,635 Other long-term 1,198 Long-term deposit 43 Total long-term assets 3,947$ Total long-term liabilities 6,509$ Shareholders Equity Micronet Enertec stockholders 10,111 Non controlling interest 6,757 Total equity 16,868$ Total Assets 37,931$ Liabilities and shareholders equity 37,931$ Long-term liabilitiesLong-term assets (1) Debt is a combination of bank debt with interest at a range of 3.25% to P+1.41% and a $3,000 note at 8%. Also included is a convertible note issued by Micronet .

Comparable Companies 28 (figures in millions, except per share data) Price (1) 52 - Week Equity Firm Firm Value / Revenue Firm Value / EBITDA Price / Earnings Company @ 04/05/13 High Low Value Value (2) LTM CY 2013E CY 2014E LTM CY 2013E CY 2014E LTM CY 2013E CY 2014E QUALCOMM Incorporated $65.81 $68.57 $53.09 $113,070 $99,846 4.9 x 4.0 x 3.7 x 13.8 x 10.4 x 9.6 x 17.2 x 14.6 x 13.5 x Trimble Navigation Limited 29.00 32.03 20.01 7,416 8,185 4.0 3.5 3.1 21.1 20.4 17.8 39.1 x 17.1 x 16.2 x Elbit Systems Ltd. 41.59 43.53 31.76 1,745 2,199 0.8 0.7 0.7 6.4 6.6 6.3 10.2 x 10.3 x 10.1 x Zebra Technologies Corp. 45.28 47.24 31.79 2,307 1,918 1.9 1.9 1.8 9.8 9.1 8.6 18.8 x 16.1 x 15.0 x Fleetmatics Group Limited 24.25 27.45 19.20 840 764 6.0 4.7 3.7 32.3 16.7 12.4 155.3 x 34.2 x 26.2 x Astronics Corporation 27.29 33.00 19.25 396 419 1.6 1.4 1.3 10.6 8.5 7.2 18.1 x 14.7 x 12.6 x Median $2,026 $2,058 3.0 x 2.7 x 2.4 x 12.2 x 9.8 x 9.1 x 18.4 x 15.4 x 14.2 x Mean 20,962 18,889 3.2 2.7 2.4 15.7 12.0 10.3 43.1 17.8 15.6 Source: Bloomberg and Wall Street Research Note: LTM = Latest Twelve Months NM = Not Meaningful; NA = Not Available (1) Stock price as of April 5, 2013 (2) Firm Value (FV) equals Equity Value plus debt less cash

Capitalization Table 29 Security As of Mar 27, 2012 Pro Forma Post Offering % Fully Diluted Free Trading Common Shares 3,968,246 3,968,246 67.48% 3,573,946 394,300 Offering Shares 1,275,000 21.68% 1,275,000 Basic Shares Outstanding 5,243,246 Offering Warrants 637,500 10.84% 637,500 Fully Diluted Shares Outstanding 3,968,246 5,880,746 100% 3,573,946 2,306,800 Under Lock-up Agreement

Use of Proceeds 30 • Expand sales and marketing efforts • Increase product offerings and working capital • Exercise a portion of call options on additional Micronet shares in controlled entity • Repay portions of debt • Fund potential acquisitions • General corporate purposes

Investment Highlights 31 The Micronet Enertec Opportunity • Increased presence and significant potential in expanding markets worldwide for: • Mobile Resource Management (MRM) and Fleet Management (FM) • Critical defense systems • Proven solution provider for large civilian and military markets • Major industry - leading customers • Dedicated management team with a proven track record • Sophisticated product line based on cutting - edge R&D capabilities • Strong balance sheet and growing profitability “Always in Front”